UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 18, 2006

DITECH NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road
Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On August 18, 2006, the Compensation Committee of the Board of Directors of Ditech Networks, Inc. adopted a Change in Control Severance Benefit Plan (the “Plan”) for the Company’s Chief Executive Officer, Timothy K. Montgomery, and its two Executive Vice Presidents, William J. Tamblyn and Lowell Trangsrud (each, a “Participant”).

A Participant in the Plan will receive, if the Participant’s employment with Ditech Networks due to an “involuntary termination without cause” or a “constructive termination” (as those terms are defined in the Plan), in either case within one (1) month prior to or twelve (12) months following a “change in control” (defined in the Plan), the following benefits:

(a)   cash severance, paid over 12 months, equal to (i) 18 months base salary in the case of the Chief Executive Officer, and 12 months base salary in the case of each of the Executive Vice Presidents, and (ii) the pro rata portion (based upon of the amount of the fiscal year lapsed) of the expected executive bonus for the Participant for the fiscal year;

(b)   full accelerated stock option exercisability and vesting for all outstanding options to purchase the Company’s common stock that were granted to the Participant on or after September 1, 2003; and

(c)   Ditech Networks will pay the COBRA premiums for the Participant for 12 months, or until such earlier date as the Participant shall secure subsequent employment that shall provide the Participant with health benefits.

The Plan is filed as Exhibit 10.1 hereto, and the above description of the Plan is qualified in its entirety to the terms of the Plan, as set forth in Exhibit 10.1 hereto.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Ditech Networks, Inc. Change in Control Severance Benefit Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH NETWORKS, INC.

Dated: August 22, 2006	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Ditech Networks, Inc. Change in Control Severance Benefit Plan.